                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT dated as of January 1, 2001, JUDGE.com, Inc., a Pennsylvania corporation (the "Company") and Martin E. Judge, Jr. (the "Executive").

                                   BACKGROUND

                  The Company is a Pennsylvania corporation engaged in the business of contract and permanent placement and skills training in the IT industry.

                  Executive is the founder of the Company and its subsidiaries, and has substantial business experience and talents in the area of Employer's business. The Company believes that Executive will contribute to the future success of the Company, and wishes to employ Executive on the terms and conditions set forth in this Agreement.

                  Pursuant to the foregoing, Company desires to employ Executive, and Executive desires to enter into the employ of Company, on the terms and conditions contained in this Agreement.

                  NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending, to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  CAPACITY AND DUTIES

                  1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.

                  1.2      Capacity and Duties.

                           (a)      Executive shall be principally employed by
Company as its CEO and, subject to the supervision of the Board of Directors, shall perform such duties and have such authority consistent with his position as may from time to time be specified by the Board of Directors. Executive shall report directly to the Board of Directors and shall perform his duties for Company principally from Company's offices located in Bala Cynwyd, Pennsylvania, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties hereunder.

                           (b)      Executive shall devote his full working
time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Company and its affiliates without the prior written consent of the Board of Directors. For the purposes of this definition "affiliate" means any person or entity which is a subsidiary of or controlled by, or under common control with the Company.

SECTION 2.  TERM OF EMPLOYMENT

                  2.1 Term. The initial term of Executive's employment hereunder shall be two (2) years commencing on the date hereof and shall thereafter automatically be renewed each year thereafter unless and until either party shall give notice of his or its election to terminate Executive's employment at least ninety (90) days prior to the end of the then-current term, or unless earlier terminated as hereinafter provided.

SECTION 3.  COMPENSATION

                  3.1 Basic Compensation. As compensation for Executive's services hereunder, Company shall pay to Executive a salary at the annual rate of $520,000 (the "Base Salary"), payable in bi-weekly installments in accordance with Company's regular payroll practices in effect from time to time for the first year during the term of Executive's employment, and for each subsequent year a salary at such higher annual rate as the Board shall from time to time determine in its sole discretion.

                  3.2 Performance Bonus. During the Term of this Agreement, in the sole discretion of the Board, Executive shall be entitled to receive an annual performance bonus in accordance with the policies of Company in place from time to time as administered by the Compensation Committee of the Board, provided that Executive has met or exceeded net profit or other performance goals established by such committee.

                  3.3      Stock Options.

                           (a)      Company agrees that, subject to the approval
of the Board, during the Term it will present to Executive on or about each Anniversary Date of this Agreement, a stock option agreement that will enable employee to purchase shares of the common stock of Company, subject to the compliance of Executive with the terms and conditions of this Agreement.

                           (b)      The options referred to in Section 3.3(a)
above shall be granted pursuant to the Incentive Stock Option and Non-Qualified Plan for Key Employees and Non-Employee Directors (the "Plan"). All options shall be subject to the terms and conditions of the Plan, as applicable, and applicable laws and regulations. To the extent permitted by Plan and applicable law, options granted to Executive shall be Incentive Stock Options under Section 422(b) of the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock for options issued to Executive shall be the closing price of the stock at the close of trading on the date the options are awarded. If the stock is not traded on the date the options are awarded, the next succeeding day of trading shall be utilized. Options granted pursuant to this paragraph shall be fully vested in amounts and on the dates specified in the Stock Option Agreement issued to the Executive shall at all times be subject to compliance with the terms and conditions of this Agreement, the Stock Option Agreement and the Plan. All such options shall become immediately vested upon change of control, as defined herein, whether or not Executive is terminated or constructively terminated pursuant to such change of control.

                  3.4 Executive Benefits. In addition to the compensation provided for in Sections 3.1, 3.2 and 3.3, Executive shall be entitled during the term of his employment to participate in Company's medical and 401(k) plans and such other of Company's employee benefit plans and benefit programs as may from time to time be provided for other employees of Company whose duties, responsibilities, and compensation are reasonably comparable to those of Executive.

                  3.5 Vacation. Executive shall be entitled all legal holidays observed by the Company and to a vacation of five (5) weeks during each calendar year during the term of his employment, during which time his compensation shall be paid in full.

                  3.6 Expense Reimbursement. During the term of his employment, Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Company may reasonably require.

                  3.7 Automobile. During the term of his employment, Company shall provide Executive with an automobile and automobile insurance for use in connection with the performance of his duties hereunder consistent with prior practice and shall reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel of such automobile in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time upon receipt of itemized vouchers therefor and such other supporting information as Company may reasonably require.

SECTION 4.  TERMINATION OF EMPLOYMENT

                  4.1 Death of Executive. Executive's employment hereunder shall immediately terminate upon his death, upon which Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued as of the date of Executive's death in accordance with generally accepted accounting principles. In the event of Executive's death, all vested stock options shall be exercisable by Executive's beneficiaries pursuant to the Judge Group, Inc.'s Stock Option Agreement.

                  4.2 Disability of Executive. If Executive, in the reasonable opinion of the Board, is or has been unable, due to his physical, mental or emotional illness or condition to perform his duties hereunder for a period of ninety (90) consecutive days or oneh hundred twenty (120) days within twelve consecutive months, then the Board shall have the right to terminate Executive's employment upon ten (10) days' prior written notice to Executive at any time during the continuation of such inability, in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles.

                  4.3 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice that the Board is terminating Executive for "cause" (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, "cause" shall include, without limitation, the following:

                                       (i)  dishonesty;

                                      (ii)  fraud committed in connection with
Executive's employment, theft or misappropriation or embezzlement of Company's funds;

                                     (iii)  conviction of any felony, first
degree misdemeanor, crime involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates;

                                     (iv)  material breach of Executive's
obligations under this Agreement not corrected after notice and a period of fifteen (15) days to cure;

                                      (v)  repeated and consistent failure of
Executive to be present at work during normal business hours unless the absence is because of one or more of the disabilities specified in Section 4.2;

                                     (vi)  willful violation of any express
direction or any rule or regulation established by the Chief Executive Officer or the Board;

                                    (vii)  insubordination, gross incompetence
or misconduct in the performance of, or gross neglect of, Executive's duties hereunder not corrected after notice and a period of fifteen (15) days to cure;

                                    (viii)  conduct contrary to the best
interests of Company not corrected after notice and a period of fifteen (15) days to cure; or

                                     (ix)  illegal possession or use of any
controlled substance.

                  4.4 Termination without Cause. In the event Executive's employment is terminated by Company prior to the expiration of the then current term, for any reason other than Cause or the death or disability of Executive; then Company shall pay Executive his base salary for eighteen (18) months from date of termination. Additionally, all stock options granted to Executive pursuant to Section 3.3 above shall become immediately vested and exercisable on the date of such termination. Upon making such payments, Company shall have no further obligation to Executive hereunder.

                  4.5 Termination Upon a Change in Control. If following a Change in Control of Company (as defined herein), Executive's employment is terminated without Cause or Executive is constructively terminated within one year of change of control, then Executive shall be entitled to the following:

                           (a)      a lump sum payment equal to eighteen (18)
months of the base annual cash compensation plus pro rata share of bonus, if earned; and

                           (b)      anything to the contrary contained in
Section 3.3 above notwithstanding, all outstanding stock options granted to Executive pursuant to Section 3.3 shall become immediately vested and exercisable on the date of such change of control; and

                           (c)      continuation of Executive's benefits
pursuant to Section 3.3 for the lesser of eighteen (18) months or such time as Executive receives benefits from another employer.

                           (d)      Should Executive desire to terminate his
employment at his discretion upon a change of control, he shall be entitled to a lump sum payment equal to one (1) year base compensation.

The above-listed payments only become effective upon termination upon a change in control or constructive termination following a change of control. For purposes of this Agreement, "Constructively Terminated Upon Change in Control" shall mean the occurrence of any of the following events without Employee's express consent:

                                 (i) A substantial and adverse change in the Executive's duties, control, authority, status or position with the Company, or the assignment to the Executive of any duties or responsibilities that are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, relocation, loss of significant authority, power or control, or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with his termination of his employment for Cause or Disability, or as a result of Employee's death;
                                 (ii) Any reduction by Company in Executive's base compensation unless such reduction shall also apply to similarly situated Executives of Company and does not exceed ten percent (10%) per year (unless otherwise agreed in writing by Executive);
                                 (iii)  Any material breach by Company of any
                                        provision of this Agreement;

                                 (iv)   A material increase in the amount of
                                        travel required by Company of Executive
                                        to perform Executive's duties; or

                                 (v)    A required relocation by Company of
                                        Executive outside of the Delaware
                                        Valley.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the benefits payable under this Agreement shall be reduced to the extent necessary so that no such amounts are subject to the Excise Tax; provided however, that no such reduction will be made if the Executive would retain a greater amount by receiving all such amounts and paying the applicable Excise Tax.

         All determinations required to be made under this Section and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 10 business days of the receipt of notice from the Executive or the Company that there will be a payment potentially subject to the excise tax imposed by Section 4999 of the Code, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

SECTION 5.  RESTRICTIVE COVENANTS

                  5.1      Confidentiality.

                           (a)      Executive shall not, either during or after
his employment with Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any trade secrets, confidential or proprietary information of Company other than as required by law or in the ordinary course of Company business (including, without limitation, any such information concerning customers, clients, candidates, consultants, vendors, services, products, processes, pricing policies, business plans or records, any technical or financial information or data, or any information relating to the history or prospects of Company, any of Company's affiliates, or any of Company's shareholders). "Confidential" information includes, without limitation, all unpublished information and all information and data which is not generally known by the industry.

                           (b)      Executive shall not, either during or after
his employment with Company, directly or indirectly copy, reproduce or remove from Company's premises, except in the ordinary course of Company business, trade secrets, confidential or proprietary information of Company or COMPANY (in any medium) or any Company or COMPANY documents, files or records (including without limitation any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists). All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Executive in the course of his employment with Company are and shall remain the sole property of Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason. Executive acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of Company or its parent or any of its parent's affiliates obtained or acquired by him while so employed. All computer software, computer data, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business and, upon termination of employment for any reason, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

5.2 Non-Competition and Non-Solicitation. (a) Executive further agrees that in the event of termination of this Agreement for any reason whatsoever, he will not, for a period of eighteen months from the date of such termination (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein), either directly or indirectly, on his own account or as agent, consultant, advisor, stockholder, employer, employee or otherwise in conjunction with any other person or entity engage in competition in a business similar to that of the Company or be employed by a business in competition with the Company located within a radius of one hundred
(100) miles of any office where the Company had or planned to have an office within the preceding year, nor will he solicit accounts, clients, personnel, consultants, candidates or engage in any other competitive activities within said area and/or work for business that is similar and is in competition with the Company. Executive further agrees that regardless of geographic location, he will not, during such time period, service any customers that the Company has done any business with during the preceding year. Executive acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Company.

                           (b)      Executive further agrees that during the
duration of this agreement and for a period of eighteen months following termination for any reason, he will not in any way solicit, divert, take away or attempt to solicit, divert or take away any employee, temporary personnel, consultants, applicants, clients, customers, trade, business or goodwill from the Company or otherwise compete for accounts or personnel which became known to him through his employment with the Company and agrees not to influence or attempt to influence any of the Company's current or prospective customers, technical personnel, or employees not to do business with the Company.

                  5.3 Inventions and Improvements. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. It shall be conclusively presumed that ideas, inventions, and improvements relating to Company's business interests or potential business interests conceived during the two (2) years following termination of employment are, for the purposes of this Agreement, conceived prior to termination of employment. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

                  5.3      Injunctive and Other Relief.

                           (a)      Executive acknowledges and agrees that the
covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

                           (b)      Notwithstanding the equitable relief
available to the Company, the Executive, in the event of a breach of his covenants contained in Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief. Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys' fees incurred by the Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.

SECTION 6.  MISCELLANEOUS

                  6.1 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

                  6.2 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

                  6.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

                           (a)      If to Company:

                                    JUDGE.com, Inc.
                                    Two Bala Plaza, Suite 400
                                    Bala Cynwyd, PA  19004
                                    Tel:   (610) 667-7700
                                    Fax:  (610) 664-7090

                                    Attention: Amy E. Feldman.

                           (b)      If to Executive:

                                    Martin E. Judge, Jr.

                  6.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing, signed by both parties. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

                  6.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

                  6.6 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

                  6.7 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                            THE COMPANY, INC.


                                                   By:
                                                   Martin E. Judge, Jr.
                                                   Chairman of the Board




                                                   Katharine Wiercinski,
                                                   Secretary, Board of Directors